Company Contact: Andrew Taylor-Kimmins – President 832-437-0329 Investor Relations Contact: Porter, LeVay & Rose, Inc. Michael J. Porter – President 212-564-4700

GLEN ROSE PETROLEUM CORPORATION COMPLETES $2.1 MILLION OFFERING TO FOREIGN INVESTORS FOR PRODUCTION DEVELOPMENT

KATY, TX, January 25, 2011 -- Glen Rose Petroleum Corporation (OTC: BB GLRP.OB) a developer of on shore US oil and gas assets, has completed a $2.1 million offering of its preferred stock to foreign investors through ABG Sundal Collier based in Oslo, Norway.  A total of 7,000 shares of preferred stock were offered at a price of $300 per share.  Each share of preferred stock will automatically convert into 1000 shares of Common Stock upon the increase in the Company’s authorized capital.  For each share of preferred stock purchased, the investor received a warrant to purchase up to 1000 additional shares of Glen Rose common stock, at a price per share of $0.40 within two years, and a warrant to purchase up to 1000 additional shares of Glen Rose common stock, at a price per share of $0.60 within three years.  The warrants do not permit cashless exercise.

ABG Sundal Collier, with offices in Oslo, Bergen, Stockholm, Gothenburg, Copenhagen, Frankfurt, London and New York, has been in business for 26 years and is one of the leading Investment Banks in the Nordic region with a deep understanding of the oil and gas industry.  As consideration for a portion of its fee, ABG received 280 shares of preferred stock and a two year warrant and three year warrant, each for the purchase of up to 280,000 shares of common stock.

Glen Rose is currently producing from approximately 30 reworked wells on 375 acres of its 15,900 leased acres and during the last quarter of 2010 produced an average of 85 barrels of oil a day. To-date 136 wells have been drilled on the property, of which 92 are permitted for production with up to 48 currently being brought back into operation.

Andrew Taylor-Kimmins, President and Chairman of the Board stated, “Our team has now established the new lifting and stimulation system in the field. To date the technology has been applied successfully to 30 wells, all of which are completed in the shallow "A" Zone. Production has increased substantially and we are continuing to apply the process to existing wells in the “A” Zone. However, our next objective is to drill up to 10 delineation wells across the leases to establish additional oil bearing formations between the “A” Zone and 1,500 feet.  This will both increase production and allow the Company to prepare a full resource evaluation and develop plan for the entire 15,900 gross acres.”

Mr. Taylor-Kimmins concluded, “With this new capital we will be able to continue increasing production and at the same time fully understand and quantify the deeper zones that look extremely promising. I am delighted to be working with ABG Sundal Collier, one of the fastest growing international banking and research firms in Europe with significant experience in the oil and gas industry. Its participation in our corporate life will add significant value and certainty to our continued growth and expansion as we fully realizing Glen Rose’s potential.”

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About Glen Rose Petroleum Corporation
Glen Rose Petroleum Corporation, formerly United Heritage Corporation, was founded in 1981 and is focused on the development of on-shore U.S. oil and gas assets. Glen Rose has five leases covering 10,500 gross acres in the Wardlaw Field and 5,400 gross acres in the Adamson Ranch, both located in Edwards County, TX. The oil is categorized as "medium crude," the deposits are in the light gravity range of heavy oil at 18-22 API gravity.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by management. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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